THE BOMBAY COMPANY, INC.

                EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

1.   Purpose of the Plan

     The purpose of the Executive Management Incentive Compensation Plan (the "Plan") is to provide financial incentives for eligible Company officers to meet and exceed pre-determined annual financial goals for Company, including those related to profitability, return on assets and earnings per share.

2.   Definitions

     2.1 "Affiliated Company" means any company controlling, controlled by, or under common control with the Company.

     2.2 "Base Salary" means as to a Fiscal Year, a Participant's actual salary rate in effect on the Determination Date. Such salary shall be before
          (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

     2.3 "Bonus" means a cash or stock payment pursuant to the provisions of the Plan.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

     2.5. "Committee" means the Compensation and Human Resources Committee of the Company's Board of Directors, or any other Committee appointed by the Board.

     2.6  "Company" means The Bombay Company, Inc., a Delaware corporation.

     2.7. "Determination Date" means as to a fiscal year, the earlier of (1) the first business day in such fiscal year, or (2) the latest date possible which will not jeopardize the Plan's qualification as "performance-based compensation" under Code Section 162(m).

     2.8 "Earnings per Share" means net income, divided by outstanding common stock shares, including common stock equivalents.

     2.9 "Fiscal Year" means the 1995 fiscal year of the Company and each succeeding fiscal year of the Company.

     2.10 "Officer" means an officer (whether or not a member of the Company's Board of Directors) employed by the Company or any Affiliated Company.

     2.11 "Participant" means as to any Fiscal Year, an Officer who has been selected by the Committee for participation in the Plan for such Fiscal Year.

     2.12 "Operating Profits" means the operating profits of the Company on a consolidated basis before officer bonuses for a given Fiscal Year, determined in accordance with generally accepted accounting principles, provided that the Committee shall determine whether any significant nonrecurring items should be excluded from the calculation.

     2.13 "Return on Assets" mean Operating Profits divided by average consolidated assets, calculated by dividing the beginning Fiscal Year assets, plus each month-end assets for a Fiscal Year, by 13.
     2.14 "Termination of Employment" means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or an Affiliated Company.

3.    Administration of the Plan

     3.1 The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company's Board of Directors, who shall be appointed and serve at the pleasure of the Company's Board of Directors. No member of the Company's Board of Directors who is not an "outside director" under Code Section 162(m) shall serve on the Committee.

     3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Plan Participants, determine the percentage of bonus based upon Company performance and individual performance and determine the bonus levels and the performance thresholds which must be achieved prior to payment of bonuses. For each Fiscal Year, all actions shall be taken by the Determination Date.

     3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan. Such determination shall be final and binding upon all persons having an interest in the Plan.

     3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or any action taken without a meeting by a writing executed by a majority of the Committee, shall constitute the act of the Committee.

     3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for, and all members of the Committee shall be fully protected by the Company in respect of any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct, willful negligence or demonstrates bad faith.

4.   Eligibility and Participation

     The Plan is designed for Officers whose responsibilities significantly influence Company results. Plan Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Fiscal Year basis and in the discretion of the Committee.

5.   Determination of Bonuses:  Bonus Pool Funding

     5.1 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a planned bonus. Bonuses may be expressed as a percentage of Base Salary or as a percentage of the combined bonus pools at approved levels. The Committee shall also determine the percentage of the planned bonus which shall be determined based upon Company performance and based upon individual performance.

     5.2 Bonus Pool based on Operating Profits: Prior to or on the Determination Date, the Committee, in its sole discretion, shall set a consolidated corporate Operating Profit plan for bonus purposes and determine the fixed percentages of Operating Profits that will be accrued for a bonus pool at different levels of profit achievement for the Fiscal Year. The Committee also will specify a minimum profit threshold below which no bonus based on profits shall be paid.

     5.3 Bonus Pool based on Return on Assets. Prior to or on the Determination Date, the Committee, in its sold discretion, shall, if it deems it appropriate, establish a Return of Assets threshold for bonus purposes for the Fiscal Year. If utilized, the Committee shall further establish a schedule for the accrual of bonus dollars for each percentage improvement (or fraction thereof) over the Return on Assets threshold. If the Return on Assets target is not achieved, no Return on Assets bonus shall be accrued.

     5.4 Actual corporate Operating Profit and Return on Asset performance shall adjust the portion of planned bonus related to Company performance for each individual Participant based on the extent to which the pre-determined thresholds are achieved or exceeded by the Company, except that for any Fiscal Year the maximum bonus payable to any Participant under the Plan shall not exceed $3,000,000.
          Discretion shall not be permitted to reduce the award for any Participant below that which otherwise would be payable in accordance with the Plan as it relates to the Company performance element of the bonus. The Operating Profit and Return on Assets calculations shall be determined in accordance with generally accepted accounting practices and may exclude any significant non-recurring items that are specified by the Committee.

     5.5 Individual Performance bonuses: As set forth in 5.1, the Committee shall determine the allocation of bonus between Company performance and individual performance. Individual performance bonus will be based upon satisfactory completion of individual goals or measurements as judged by the Committee for the CEO, President and COO and by the Committee, CEO, President & COO for all other officers who are Participants in the plan.

     5.6 Growth Factor: Upon completion of the Fiscal Year and after earned bonuses based on Operating Profits and Return on Assets are calculated pursuant to the pre-determined schedules established by the Committee, a growth factor may be applied to adjust bonus payments up or down based on a comparison of Earnings per Share for the Fiscal Year compared to the prior fiscal year. If Earnings per Share growth is less than -5%, bonuses otherwise earned based on Operating Profits and Return on Assets may be reduced by up to 50%, and if Earnings per Share increases by greater than 30%, bonuses otherwise earned may be increased by up to 50%. The Committee, in its discretion, shall determine the schedule of bonus adjustments between these maximum levels.

6.   Payment of Award

     Prior to the payment of any bonuses, the Committee shall certify the level of Operating Profit, Return on Assets and Earnings per Share achieved for the Fiscal Year. Payment of bonuses will be made in cash, on or about 30 days following the completion of each Fiscal Year, unless such payments exceed 150% of planned levels. In such case, the Committee shall determine what percentage of the excess over 150% that shall be paid in the form of Common Stock pursuant to the Company's Supplemental Stock Program. Notwithstanding any contrary provision of the Plan, (a) if a Participant incurs a Termination of Employment prior to the end of a Fiscal Year, the Committee shall determine, in its sole discretion, the extent to which a bonus shall be paid for such Fiscal Year, and
b) no provision of the Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.

7.   Employment Rights

     Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

8.   Effect upon Other Plans

     The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company's Board of Directors from establishing any other forms of incentive compensation for Officers.

9.   Amendment, Suspension or Termination of the Plan

     The Board of Directors, in its sole discretion, may alter, amend, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code Section 162(m) as "performance-based compensation," any such amendment shall be subject to shareholder approval.

10.  Effective Date

     The effective date of this Plan, as amended, is May 21, 1997.